                                                                    Exhibit 10.6

                  AMENDED AND RESTATED MANUFACTURING AGREEMENT

          THIS AMENDED AND RESTATED MANUFACTURING AGREEMENT (this "Agreement") is made and entered into as of the 29th day of November, 2000, by and between Kruger GmbH & Co. KG, represented herein by Kruger France, a wholly owned subsidiary of Kruger GmbH & Co., Kruger France having its headquarters at 45 Avenue Andre ROUSSIN, 13016 Marseille, represented by Mr. Siari Marc ("KRUGER"), and Merisant Company, having offices located at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, USA, represented by Carl W. Warschausky ("MERISANT").

          WHEREAS, KRUGER is in the business of manufacturing sweetener tablets and packing such tablets in dispensers, owns and Operates a manufacturing facility in Bergisch Gladbach (the "Bergisch Plant") and Stendal (the "Stendal Plant"), Germany (the Bergisch Plant and the Stendal Plant are hereinafter sometimes referred to individually as a "Plant" and collectively as the "Plants") to conduct such business, and has expertise and experience in such production; and

          WHEREAS, MERISANT manufactures and sells its brands of sweetener tablets, including, but not limited to, sweetener tablets marketed under the Canderel(TM) brand ("Product"); and

          WHEREAS, pursuant to a Manufacturing Agreement dated as of December 28, 1999 between MERISANT US, INC. and KRUGER, KRUGER (the "Prior Agreement") is already manufacturing product for MERISANT; and

          WHEREAS, KRUGER and MERISANT desire to amend and restate the Prior Agreement, all on the terms and conditions set forth herein, it being understood that this Agreement is an amendment and restatement of the Prior Agreement, which shall remain in full force and effect, as amended and restated hereby.

          NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

ARTICLE 1 - DEFINITIONS; EFFECTIVENESS, AMENDMENT AND RESTATEMENT

1.1 DEFINITIONS. Wherever used in this Agreement, unless specifically provided otherwise, the following terms shall have the meaning set forth below:

     (a)  "EFFECTIVE DATE" means June 1, 2001.

     (b) "PRODUCT" means the Merisant brands of high intensity sweetener in tablet and bulk powder form, manufactured by KRUGER in accordance with the Specifications, and packaged into dispensers and glass jars, respectively, having the SKU's listed in Exhibit 1 .l(b), which may be amended from time to time by MERISANT. The parties acknowledge and agree that the term "Product" shall not include the bulk form of "Glucidex 17 FDS" until after the effective date of the termination of that certain Agreement between Roquette Freres, S.A.
and MERISANT (the assignee of Monsanto France, S.A.). MERISANT shall notify KRUGER of the date it anticipates adding such product to Exhibit 1 .l(b).

     (c) "Product Manual" means the compilation of formulations. Specifications and procedures (including but not limited to recall procedures), quality controls, packaging and handling for the Product, developed by MERISANT as set forth in the attached Exhibit l.l(c), which may be amended from time to time by MERISANT.

     (d) "Production Schedule" means a document, whether executed or not, identifying a schedule (against the Purchase Order) for the production of Product by KRUGER.

     (e) "Purchase Order" means a document, whether executed or not, in the form of Exhibit 1.1(e), identified as a Purchase Order for Product.

     (f) "Raw Materials" means those ingredients, intermediates and packaging materials which are listed in Exhibits 1.1 (f) and are necessary for the production or packaging of Product in compliance with Specifications and the terms of this Agreement.

     (g) "Specifications" means the procedures, requirements, standards and other matters set forth in the Product Manual (including any amendments made by MERISANT from time to time thereto) regarding the manufacture of Product.

     (h) "Term" means the duration of this Agreement, such duration to commence on the Effective Date and to end on the day this Agreement terminates according to Article 8 or expires according to Article 7.

1.2  EFFECTIVENESS, AMENDMENT AND RESTATEMENT.

     (a) This Agreement which shall become effective on the Effective Date amends and restates in its entirety the Prior Agreement and, upon the Effective Date, the terms and provisions of the Prior Agreement shall, subject to SECTIONS 1.2(b), be superseded hereby. Until the Effective Date, however, the Prior Agreement shall remain in place.

     (b) Notwithstanding the amendment and restatement of the Prior Agreement by this Agreement, each party shall continue to be liable to the other party with respect to all indebtedness, liabilities and obligations owing to the other party under the Prior Agreement which remain outstanding as of the date hereof, including (without limitation) the obligation on the part of MERISANT under
Section 4.3 of the Prior Agreement to purchase at least the Minimum Quantity (as that term is defined in the Prior Agreement), subject to the conditions set forth in the Prior Agreement, and the maximum allowable loss factor permuted under Section 2.7 of the Prior Agreement. This Agreement is given in partial substitution for the Prior Agreement, and is in no way intended to constitute a novation of the Prior Agreement.

     (c) Upon the Effective Date, each reference to the Prior Agreement in any other document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement.

ARTICLE 2 - OBLIGATIONS

2.1 KRUGER'S SERVICES. During the Term of this Agreement, KRUGER shall perform the following services (the "Services"): (I) order, schedule, receive and inspect Raw Materials; (II) manufacture, fill, seal, code, package, palletize, store, handle and ship to MERISANT or its customer(s) or designee(s) Product in accordance with the monthly firm commitment provided by MERISANT under Section
2.2 hereof, Production Schedule in conformity with the Specifications, the Product Manual, and all warranties hereunder; (III) schedule manufacturing time;
(IV) follow all quality and inventory control (Raw Materials and Product) instructions of MERISANT; (V) consult with MERISANT on the manufacture of Product hereunder; and (VI) provide any and all other services necessary to fulfill its manufacturing responsibilities required hereunder. Services with respect to Product in the form of tablets shall be performed at the Bergisch Plant, and Services with respect to Product in the form of bulk powder shall be performed at the Stendal Plant.

2.2 DEMAND FORECASTING SYSTEM. The parties acknowledge and agree that MERISANT is moving to KRUGER production of Product which is currently being produced for MERISANT in Morpeth, England (the "Morpeth Production") and Evreux, France (the "Evreux Production") and that the parties intend to transition the Morpeth Production to KRUGER on or about the Effective Date and the Evreux Production to KRUGER on or before the first anniversary of the Effective Date. The parties will cooperate in good faith to insure, to the best of their respective abilities, a timely and efficient transition. Based upon the assumed transition plan set forth in the first sentence of this Section 2.2, MERISANT has supplied KRUGER a non-binding forecast of its demand of the Product over the initial Term of this Agreement (the "Non-Binding Estimate"), a copy of which is attached hereto as Exhibit 2.2. In addition, during the term of this Agreement, MERISANT will supply KRUGER with country-specific non-binding forecasts of its demand of the Product on an annual basis, together with a blanket Purchase Order covering such estimated demand. Such forecasts and Purchase Order shall be advisory only for planning purposes. On a monthly basis, MERISANT shall confirm with KRUGER and make a firm commitment for the volume of Product to be purchased during the next month, and KRUGER shall manufacture and supply such Product to MERISANT in compliance with MERISANT's requirements. Representatives of the parties shall meet as appropriate to discuss the forecasts and any changes thereto. The parties acknowledge and agree that KRUGER is in the process of developing of a spoonful Product that meets MERISANT's Specifications and requirements and the Non-Binding Estimate includes such spoonful Product. In the event that KRUGER is not able to supply to MERISANT a spoonful Product that meets MERISANT's Specifications and requirements (as determined by MERISANT), then, the Non-Binding Estimate shall be reduced by the amount estimated for such spoonful Product. Anything to the contrary contained herein notwithstanding, subject to
Article 14 hereof, MERISANT shall purchase from KRUGER during the Term at least 75% of the volume of Product set forth in the Non-Binding Estimate; provided, however, that (i) if Kruger is not able to supply to MERISANT a spoonful Product that meets MERISANT's Specifications and requirements (as determined by MERISANT) and the Non-Binding Estimate is reduced by the amount estimated for such spoonful Product, MERISANT shall purchase from KRUGER during the Term at least 90% of the volume of Product (excluding the spoonful Product) set forth in the Non-Binding Estimate and at least 200 metric tons of the spoonful Product and (ii) if this Agreement is terminated pursuant to Sections 8.2 or 14.1, such minimum purchase obligation shall be rendered null and void and of no further force or effect.

2.3 INSPECTIONS. MERISANT shall have the right to inspect the Plants and warehouses at any reasonable time to verify that the Plants and warehouses are being operated in accordance with (a) current good manufacturing practices ("CGMP's") in accordance with FDA Guideline CFR 21 part 110 CGMP, a copy of which will be supplied to KRUGER (b) all applicable laws, rules and regulations and (c) any other requirements of this Agreement. MERISANT shall have the rights to take samples of the Raw Material and Product for inspection. Subject to
Article 8, in the event MERISANT discovers that KRUGER is not complying with this Agreement, MERISANT may direct that KRUGER immediately cease operation of Product production, and direct that KRUGER immediately remedy such non-conformity. Notwithstanding the foregoing, MERISANTs inspections and observations shall not relieve KRUGER of its obligations or excuse it from any performance required hereunder.

2.4 PRODUCTION RECORDS. KRUGER shall prepare and keep, in a form satisfactory to MERISANT, records (which are standard within the industry) relating to the receipt, storage and use of Product and Raw Materials, inventory of Product and Raw Materials, and packaging of Product, batch control records, quality control records, the shipment of Product, and rejected Product. KRUGER shall prepare, maintain and, as applicable, forward to MERISANT complete production manufacturing code accountability records, including Product shipments to MERISANT or MERISANT's customers. MERISANT shall have the right upon 24 hours advance notice during KRUGER's regular business hours to examine such records. KRUGER shall not destroy or otherwise remove such records from its premises until one (1) year after termination of this Agreement without the prior written consent of MERISANT. After such one (1) year period, KRUGER shall notify MERISANT that it wishes to dispose of such records. Upon the request of MERISANT, KRUGER shall send such records to MERISANT's Quality Assurance Department or as otherwise directed by MERISANT.

2.5  TITLE TO PLANT AND EQUIPMENT; TAXES; DEDICATED USE.

     (a) MERISANT shall supply, or cause to be supplied, to KRUGER, but shall retain title to, certain manufacturing equipment used in converting Raw Materials into Product, as listed on Exhibit 2.5 (the "Merisant Equipment"). Additional manufacturing equipment deemed necessary or desirable by MERISANT and to be supplied by MERISANT shall be identified jointly by the parties after the date hereof and shall be added to Exhibit 2.5 from time to time. MERISANT represents and warrants that, as of the date of its supply to KRUGER, the Merisant Equipment is in reasonable working order. KRUGER shall install the Merisant Equipment as designated in Exhibit 2.5 separated from other areas of each Plant by walls. Further, each item of MERISANT Equipment supplied by MERISANT shall be tagged or labeled with appropriate markings to identify it as being the property of MERISANT. The engineering, disassembly, crating, shipment and installation of the MERISANT Equipment shall either be performed by KRUGER on the basis of a separate agreement to be entered into between the parties, or, at MERISANT's sole option, by a third party. KRUGER and MERISANT shall share equally in the cost of installing any such walls or renovating any building(s) necessary to house the MERISANT Equipment so long as such work and costs are approved in advance by MERISANT; provided, however, that in no event shall MERISANT be responsible for payments in excess of 220,000 Euros related to such installation and/or renovation. KRUGER shall be responsible for and shall perform all preventative and corrective maintenance of the MERISANT Equipment to keep it in reasonable working order in compliance with specific instruction manuals, if any, or otherwise in compliance with regular industry standards.KRUGER shall bear the cost of all preventative and corrective maintenance. All maintenance other than routine preventative and corrective maintenance shall be performed by KRUGER only in consultation with MERISANT. In connection with the performance of any such non-routine maintenance by KRUGER, MERISANT agrees to reimburse KRUGER for the cost of any individual replacement part or component which exceeds 1,000 Euros. KRUGER shall provide, and bear the cost of, adequate and customary insurance for the MERISANT Equipment, but in no event less than replacement cost therefor.

     (b) KRUGER shall have title to each Plant and to all equipment (other than the MERISANT Equipment) used in packaging Product hereunder, and shall pay all real estate and personal property taxes, assessments, levies, fees, water and sewer charges and all other governmental charges attributable to the use, possession or occupancy of each Plant levied with respect to such Plant or any equipment (other than the MERISANT Equipment) located therein during the Term. All equipment (other than the MERISANT Equipment) necessary for the safe and efficient operation of each Plant, and the responsibilities related thereto, shall be provided and maintained by KRUGER. KRUGER shall be responsible for all safety matters related to each Plant and its operation, and shall have a safety program instituted.

     (c) All equipment (including the MERISANT Equipment) used by KRUGER to manufacture Product will be used only for the production of Product. KRUGER will manufacture Product in a separate area of each Plant that is separated by walls from other areas of such Plant. Access to the separate area will be restricted to employees of KRUGER, to MERISANT as provided in Section 2.3 above, to any representatives of governmental authorities who arc required to he provided access under applicable law, rule or regulation, and to third parties upon the express advance approval of MERISANT. Any change in the location of the production facilities for the Product shall require the approval of MERISANT.

2.6 PERMITS, LICENSES, ETC. KRUGER represents and warrants that it has obtained and will maintain in effect through the Term, at its sole cost and expense, all necessary licenses, permits, certifications and approvals legally required by relevant governmental authorities to operate the Plant and provide the Services as required hereunder. KRUGER further represents that it will comply with any and all applicable laws, rules, and regulations applicable to providing the Services hereunder, and operating and maintaining the Plants.

Specifically, but not to limit the above, KRUGER represents and warrants that it will comply with all regulations and laws related to environmental safety and responsibility in the manufacture of Product.

2.7 DELIVERY. All production runs and delivery shall be pursuant to the Production Schedule issued against the Purchase Order. Product will be stored and shipped in accordance with the standards and procedures set forth in the Product Manuals. Delivery shall occur when Product reaches the location designated by MERISANT. Risk of Loss shall pass from KRUGER to MERISANT upon such delivery. KRUGER shall be responsible for freight scheduling and forwarding and shall maintain sufficient insurance that will adequately protect it against the risk of loss of Product during transport. KRUGER shall prepare all export/import documentation and shall use the MERISANT name on all shipping documentation.

2.8 RAW MATERIALS. KRUGER shall obtain, at its own cost, all Raw Materials listed in

Exhibit l.l(f). KRUGER shall order and maintain an inventory of all of the Raw Materials in such quantities as to ensure efficient production of the Product. MERISANT shall have the right to designate vendors for the supply of Raw Materials and KRUGER shall purchase its requirement for such Raw Materials from such vendors.

2.9 QUALITY OF RAW MATERIALS. KRUGER shall assure that all Raw Materials supplied by KRUGER shall meet the standards and Specifications set out in the Product Manuals, and shall conform with all applicable laws or regulations. KRUGER shall examine all Raw Materials when received and shall reject any Raw Materials which do not meet the standards and Specifications in the Product Manuals or conform with the applicable laws or regulations. KRUGER acknowledges that, in addition to any other non-conformance with the terms of this Agreement as set forth in Section 3.4, MERISANT or its customer(s) or designee(s) may reject Product made with or containing non-conforming Raw Materials. No changes in Specifications for Raw Materials or vendors of Raw Materials to be supplied by KRUGER shall be made without the prior written approval of MERISANT 's authorized representative. Any changes made without such prior written approval may result in Product being rejected. KRUGER shall, upon MERISANT 's request, provide MERISANT with representative samples of all Raw Materials to be supplied by KRUGER upon receipt thereof by KRUGER from its vendors.

2.10 STORAGE AND HANDLING OF INVENTORY. The storage and handling of all Raw Materials, work in process and Product by KRUGER shall meet the standards set out in the Product Manual, and in the absence of a standard in any respect, will meet applicable recognized standards, including CGMP's, for warehousing and food plant sanitation.

2.11 MANUFACTURING CODE. KRUGER shall print a specific production manufacturing code, as supplied by MERISANT, and the batch number specified by KRUGER, on each Product and case in the manner specified in the Product Manual.

2.12 ADDITIONAL SERVICES. If MERISANT so requests, KRUGER shall perform, at cost, graphic and package size changes, marketing promotions, line trials and engineering development work. Costs for such services shall be based solely on external items required by KRUGER, shall be invoiced separate from the fees invoiced pursuant to Article 6, and shall be invoiced to the MERISANT entity designated by MER1SANT on a case by case basis. In addition, KRUGER agrees to make available to MERISANT at the Bergisch Plant appropriate personnel to meet with MERISANT personnel no more than once per calendar quarter to discuss the time line and status of each project.

ARTICLE 3 - PRODUCT QUALITY

3.1 PRODUCT WARRANTIES. KRUGER warrants that all production, packaging, storage and handling of Product and the Raw Materials shall be in conformity with Specifications, standards and procedures set out in the Product Manual, CGMP's, and with all applicable laws, rules and regulations, and in the absence of a standard in any respect, will meet applicable recognized standards for warehousing and food plant sanitation, including CGMP's, prevailing in the industry. KRUGER further warrants that it will provide the Services in a good and workmanlike manner.

3.2 PROCESS CHANGES. KRUGER shall implement any changes made by MERISANT from time to time to the Product Manual. In the event any process change reduces the cost of production hereunder, including, but not limited to, savings on labor, Raw Material and storage costs, KRUGER shall pass such savings through to MERISANT by reducing the fees. Notwithstanding anything else to the contrary contained herein, KRUGER shall not make any process change without the prior, written consent of MERISANT.

3.3 TESTING. KRUGER shall perform testing of Product samples and finished Product to determine compliance with Product standards and Specifications in accordance with testing methods, procedures and standards as set forth in the Product Manual, and, upon request, shall furnish the results of such tests to MERISANT when requested.

3.4 REMEDY FOR NONCONFORMING PRODUCT. KRUGER agrees that any Product produced and delivered by it which fails to meet the Product standards or Specifications set out in the Product Manual, or otherwise fails to comply with the terms and conditions of this Agreement, may be rejected by MERISANT or its customer(s) or designee(s). MERISANT 's right of rejection of non-conforming Product includes, but is not limited to the following:

     (a) MERISANT may reject and refuse to pay for Product which has been produced and packaged during a particular production run if samples from that production run do not conform to the Specifications, formulas and standards set forth in the Product Manual or are otherwise not in compliance with the terms and conditions of this Agreement.

     (b) Packaged Product which (I) has been damaged during storage or handling; (II) does not fully comply with the Specifications and standards set forth or referenced herein; (III) is not in compliance with the other terms and condition of this Agreement; or (IV) is otherwise not salable in the ordinary course of business, may be rejected by MERISANT or its customer(s) or designee(s), as provided above, and MERISANT shall not be obligated to pay KRUGER for any Product so rejected;

     (c) Any work-in-process or Product which is determined by KRUGER or MERISANT to be unfit for human consumption shall be disposed of by KRUGER at KRUGER's cost and expense, in a manner which shall absolutely preclude re-use for human consumption.

     KRUGER shall be responsible for, at its cost and expense, picking-up and returning to the applicable Plant nonconforming Product which is later rejected by MERISANT or its customer(s) or designee(s) after receipt of shipment. If MERISANT has previously paid KRUGER for Product which is later rejected by MERISANT, as provided above, MERISANT shall be entitled to invoice KRUGER for or offset against outstanding or future invoices of KRUGER the cost of such rejected or nonconforming Product and any freight, handling or other costs or expenses which may have been paid or incurred by MERISANT. KRUGER shall dispose of all rightfully rejected Product only with the written consent of MERISANT (or if such consent is oral, then confirmed in writing) and within one month of notification. KRUGER shall offer MERISANT the option to witness, and shall provide MERISANT with documentation of, any destruction of bulk Product, work-in-process or Product pursuant to this Section 3.4.

3.5 REPORTS/AUDITS. KRUGER shall make available to MERISANT the result of all relevant governmental inspection reports and sanitation audits relating to or affecting the Plant, or relating to or affecting equipment, Raw Materials, work-in-process, and Product located therein, including but not limited to environmental reports or audits and microbiological monitoring, from thirty (30) days before to thirty (30) days after the Term. KRUGER shall promptly communicate to MERISANT any Product on "hold" beyond normal periods of time to reach a mutual agreement on disposition of same. In addition, KRUGER will supply all applicable information in Exhibit 3.5 on a monthly basis prior to the tenth (10th) day of the following month.

3.6 RETENTION OF SAMPLES/BATCH RECORDS. In addition to the Production Records to be maintained pursuant to Section 2.4, KRUGER will retain for at least one
(1) year after the termination of this Agreement samples from each lot or batch of Product manufactured or packaged hereunder in sufficient quantities to perform each quality control test specified in the Specifications at least twice. KRUGER shall store all samples retained under this section in accordance with the Specifications. MERISANT may direct KRUGER to deliver the file samples and batch records to a location designated by MERISANT. After such one (1) year period, KRUGER will send such samples/batch records to MERISANT's Quality Assurance department.

3.7 REWORK PRODUCT. Product manufactured by KRUGER which does not meet the Specifications may be reworked at KRUGER's cost for certain defects upon written instruction from MERISANT addressing rework procedures and controls.

ARTICLE 4 - MERISANT'S OBLIGATIONS

4.1  FEES.

     (a) MERISANT shall pay KRUGER for the Product, subject to invoicing pursuant to Article 6, a per unit fee (the "Unit Fee"), which fee will include payment for the manufacture and packaging of Product, including the cost of Raw Materials. Exhibit 4.1 sets forth the per unit conversion cost for each Product. On or before the Effective Date, the parties will agree on a per unit Raw Material cost for each Product. The sum of the per unit conversion fee and the per unit Raw Material cost shall be the Unit Fee for each respective Product. The conversion Unit Fee(s) will he fixed for the Term of this Agreement. Freight, duties and VAT taxes shall be invoiced separately by KRUGER and MERISANT shall reimburse KRUGER for such costs. Anything to the contrary contained herein or in any Exhibit notwithstanding, in the event MERISANT shares in the costs of any installation of walls or renovation of building(s) as set forth in Section 2.5(a), during the Term, MERISANT shall receive a reduction in fees otherwise due hereunder equal to the amount paid by MERISANT pursuant to
Section 2.5(a).

     (b) One year after Products are first delivered to MERISANT hereunder, and every twelve months thereafter, the parties shall discuss adjustments to the Raw Material and packaging component of the Unit Fees. If KRUGER's costs for any of these categories for the tablet or bulk powder SKU's vary by more than +/- 3%, cost adjustments will be made to the individual components in the category. The adjustment will be made, provided KRUGER establishes written documentation identifying the component cost changes.

4.2  PAYMENT.  Payment of any amounts due hereunder will be made in Euros.

ARTICLE 5 - NO DELEGATION

5.1 KRUGER shall not provide MERISANT Services through an affiliate or any sub-contractor.

ARTICLE 6 - INVOICES

6.1 ADDRESS. KRUGER shall invoice MERISANT on a monthly basis upon release of Product ("release" is defined as Product accepted by (a) MERlSANT's Quality Assurance Department, or (b) at MERISANT's option, KRUGER's Quality Assurance Department utilizing Standards provided by MERISANT). Invoices are to be batched and mailed to:

                          MERISANT COMPANY
                          800 North Lindbergh Boulevard (F2EG)
                          St. Louis, Missouri 63167

                          With copy to:
                          MERISANT US, INC.
                          Merchandise Mart, Suite 900
                          200 World Trade Center
                          Chicago, Illinois 60654
                          Attn.: Director of Finance for Manufacturing

     The terms of payment shall be net forty-five (45) days (except with respect to Product in the form of tablets packaged in slim dispensers at the Bergisch Plant for which payment shall be sixty (60) days from the date of receipt of invoice. MERISANT shall have the right to offset and withhold from amounts due and owing to KRUGER hereunder, any sums which are due and owing to MERISANT from KRUGER under the terms of this Agreement.

6.2 COMPONENTS. The invoices shall contain, next to the finished goods price, a breakdown showing costs of freight and duties, if any. KRUGER's invoices shall include VAT which is to be paid and recovered by MERISANT. Invoicing and payment will be in EUROS.

ARTICLE 7 - DURATION /RENEWAL

7.1 The initial term of this Agreement shall commence as of the Effective Date and shall continue for a period of four years from the date on which the Evreux Production is transferred to KRUGER. Thereafter, the Agreement shall extend beyond such initial four-year term for successive two-year renewal terms unless either party gives notice of its intent not to renew this Agreement at the end of the then current term at least twelve months prior to the end of the then current term.

ARTICLE 8 - TERMINATION

8.1 SURVIVAL. The expiration or termination of this Agreement for any reason shall not release either party from any liability which at the expiration or termination has already accrued to the other party or which may accrue in respect of any act or omission prior to such termination. The representations, warranties and guarantees and obligations of the parties contained in this Agreement, and the obligations of KRUGER under Articles 9 and 10, shall survive the termination or cancellation of this Agreement.

8.2 TERMINATION "FOR CAUSE". Notwithstanding any provision of this Agreement to the contrary, and in addition to those other rights set forth herein, either party may, at any time during the Term, terminate this Agreement "For Cause" by giving written notice to the defaulting party. Termination shall be deemed effective immediately upon the defaulting party's receipt of such notice, unless a later date is specified therein.

8.3 "FOR CAUSE" DEFINED. For purposes hereof "For Cause" shall mean that a party is in default hereunder because such party has (a) breached any material covenant, obligation, representation or warranty hereunder or failed to meet its material obligations hereunder and the party has not cured such default within thirty (30) days after receipt of written notice; or (b) committed an act of bankruptcy or filed a voluntary petition in bankruptcy, or was declared bankrupt in a voluntary proceeding or filed a petition for reorganization or a petition proposing a plan or arrangement under the Bankruptcy Act or any law having similar purposes or placed its affairs in the hands of a receiver or entered into an arrangement or composition for the benefit of creditors or ceased doing business or been dissolved.

8.4 CESSATION OF PRODUCTION. Upon termination or expiration of this Agreement, KRUGER shall immediately cease performing any and all Services hereunder, except with respect to any unfilled, valid Schedule and any work-in-process which MERISANT may request be completed.

8.5  INVENTORY UPON TERMINATION.

     (a) PURCHASE. Upon termination of this Agreement, KRUGER shall sell to MERISANT and MERISANT shall purchase from KRUGER, provided that if this Agreement is terminated by MERISANT pursuant to Section 8.2, MERISANT shall have the right (but not the obligation) to purchase from KRUGER and to the extent MERISANT exercises such right KRUGER shall be obligated to sell to MERISANT;

     (1) at KRUGER's actual cost as shown in its records, such reasonable quantities of Raw Materials remaining in KRUGER's inventory which:

          (i)    were purchased for production of Product as provided hereunder;
                 and

          (ii) are non-returnable and not usable by KRUGER for its own needs or those of its other customers; and

          (iii) CONFORM TO THE SPECIFICATIONS AND STANDARDS SET OUT IN THE PRODUCT MANUAL.

     (2) at the fees set forth in Section 4.1, all finished Product then in KRUGER's possession which was ordered pursuant to any schedule and which meets the Specifications set out in the Product Manual.

     (b) RETURN. Upon termination of this Agreement, KRUGER shall be responsible for the deinstallation and transport to MERISANT, all MERISANT Equipment supplied to KRUGER by MERISANT for production of Product, and MERISANT shall reimburse KRUGER for the reasonable, out-of-pocket expenses it incurs in so doing. All MERISANT Equipment shall be returned to MERISANT in good operating condition, subject to normal wear and tear, without any liens, encumbrances or other restrictions of any kind. In the event that the MERISANT Equipment is not returned in such condition, KRUGER shall compensate MERISANT for the refurbishment costs required to return such MERISANT Equipment to such condition. Anything to the contrary contained herein notwithstanding in the event this Agreement was terminated by KRUGER, or by MERISANT for reasons for which KRUGER was responsible, KRUGER shall bear the costs of such deinstallation and transport.

     (c) Delivery of Inventory. Delivery of all inventory purchased by MERISANT or returned to MERISANT shall be made within seven (7) days after termination.

ARTICLE 9 - TRADEMARKS

9.1 KRUGER shall neither have nor derive as a result of the execution or performance of this Agreement any right, title or interest in the trademarks or other intellectual property rights which MERISANT shall designate for Product or any other trademarks owned, licensed to or used by MERISANT. KRUGER shall not adopt any trademark which is deceptively similar to or likely to cause confusion with the trademarks for Product.

ARTICLE 10 - OWNERSHIP OF FORMULA RIGHTS/WORK PRODUCT/OTHER INTELLECTUAL PROPERTY/SECRECY

10.1 WORK PRODUCT. KRUGER understands and agrees that the formula, Specifications and standards for manufacturing Product, including improvements or modifications thereto by either party in the course of this Agreement and the Product Manual, the packaging and the size, shape and weight of the tablets (but excluding any of such information which fits the exceptions described in Section 10.3) (collectively, the "Work Product") constitute proprietary information of MERISANT and are the sole and exclusive property of MERISANT. KRUGER agrees to assign, transfer and set over to MERISANT all right, title and interest in all Work Product developed in connection with this Agreement; specifically, but not to limit the above, KRUGER agrees to assign to MERISANT the sole ownership of all intellectual property rights to works created hereunder and will take all steps necessary to protect such intellectual property rights for MERISANT. KRUGER will also assign and require its personnel to assign all rights under patentabie subject matter conceived or reduced to practice hereunder. KRUGER agrees that nothing herein shall give it any interest in Product, formulas, Specifications or other Work Product, or the goodwill of MERISANT or in any label, design, advertisement, or promotional material used in connection therewith.

10.2 MERISANT CONFIDENTIAL INFORMATION. Any and all information concerning Product, including the Product Manuals, Product formulation, all Specifications, and the production, distribution, marketing or sale of Product, and all Work Product ("MERISANT Information"), disclosed to KRUGER, or to which KRUGER has access, is confidential and proprietary information, and shall be maintained in strict confidence by KRUGER and not disclosed to any third party. KRUGER agrees that it (a) shall not use or disclose such information other than for the production of Product for MERISANT; and (b) will restrict the disclosure of such information within its own organization to those persons who are directly concerned therewith and who have been informed of KRUGER's obligations hereunder. Except as provided in Section 2.3, close observation, which includes Product formulations, graphics or promotions, of packaging lines will not be allowed by KRUGER nor will any visitor be permitted in the area.

10.3 EXCEPTIONS TO THE ABOVE RESTRICTIONS. These obligations shall not apply to MERISANT Information which (a) was known to KRUGER prior to any disclosure by MERISANT; or (b) is or shall become public information through no fault of KRUGER; or (c) is received by KRUGER from a third party having no secrecy obligation regarding MERISANT Information; or (d) was independently developed by KRUGER, as evidenced by written records of KRUGER.

10.4 NON-DISCLOSURE OF AGREEMENT. KRUGER shall not, without the prior written approval of MERISANT, disclose the existence of this Agreement or use MERISANTs name for any purpose.

ARTICLE 11 - RECALL

11.1 KRUGER'S OBLIGATION. If a recall of Product is necessitated due to either public health concerns or material Product quality problems, KRUGER shall reimburse MERISANT for all reasonable or other unavoidable costs and expenses (including but not limited to cost of Product) associated with any such recall which are attributable to any act or omission by KRUGER in providing the Services or breach of this Agreement. KRUGER shall fully cooperate with MERISANT in MERISANTs implementation of any recall of Product.

11.2 INSPECTION OF PRODUCT. After delivery of Product from KRUGER, MERISANT and/or it's agents shall have the right to conduct quality assurance inspections according to MERISANT's standard inspection procedures as provided in the Product Manuals, including but not limited to tests for Product quantity and quality, microbiological testing, and satisfactory appearance and taste.

ARTICLE 12 - LIMIT OF DAMAGES

12.1 Except as otherwise set forth below, neither party shall be liable to the other for indirect, incidental or consequential damages, whether or not foreseen, arising as a result of any breach of obligations under this Agreement. Liability hereunder shall extend only to a direct, out-of-pocket costs and expenses, and other actual damages incurred by the injured party. By way of amplification and not by way of limitation, alleged loss of profits, damage to business reputation, loss of good will, and similar damages are not recoverable by one party from the other. If either party willfully fails to substantially perform its material obligations hereunder with the intent of harming the business of the other party, the above limitation on recovery of lost profits shall not apply; provided that such default is not cured within thirty (30) days after receipt of written notice. Furthermore, KRUGER agrees to indemnify, defend and save harmless, MERISANT from and against any and all KRUGER environmental liability associated with KRUGER and/or any suits, actions, claims, damages or costs for KRUGER's noncompliance with local, state and federal statutes and regulations and/or for any injuries or death to persons or damage to property (real or personal) arising out of KRUGER's negligent performance, breach or strict liability under this Agreement.

ARTICLE 13 - INSURANCE

13.1 During the performance of this Agreement, KRUGER agrees to obtain and maintain insurance in coverage and limits as set forth in Exhibit 13.1. KRUGER shall secure from the company carrying the Worker's Compensation Insurance a waiver of subrogation in favor of MERISANT, its employees and agents, and the required certificate of insurance shall indicate such waiver of subrogation. KRUGER shall make such arrangements as are necessary to insure that no reduction, cancellation or expiration of any policy of insurance providing the coverage's agreed to shall become effective until thirty (30) days from the date written notice is actually mailed to the person designated in this agreement as the recipient of notices to MERISANT. KRUGER shall not begin the Services until all required insurance has been obtained and certificates confirming such coverage have been furnished to and approved by MERISANT. KRUGER's general liability insurance shall (i) be provided on an "occurrence" form of policy, (ii) name MERISANT as an additional insured, and (iii) included coverage for all of MERISANT's contractual liability under paragraph 7 herein with limits not less than those set forth above. Additionally, the required certificate of insurance shall indicate that such general liability insurance coverage will be primary to any other valid and collectible insurance.

ARTICLE 14 - FORCE MAJEURE

14.1 FORCE MAJEURE. The consequences, direct or indirect, of fire, war, flood, strikes, lockouts, or other labor disputes, governmental action or any other causes beyond the reasonable control of the party charged with performance, shall excuse performance to the extent that such performance has been prevented by such occurrence. Strikes, lockouts or other labor disputes shall not be considered within the reasonable control of either party unless a party is in breach of applicable labor laws. In the event that either party shall be unable to perform any of its obligations as undertaken, it shall promptly advise the other party of its inability to perform. In the event such inability of one party to perform shall continue for a period of sixty (60) days after notice, the other party shall have the right to terminate this Agreement on ten (10) days written notice to the disabled party.

14.2 KRUGER'S DECLARATION OF FORCE MAJEURE. In the event KRUGER declares a force majeure, KRUGER agrees that it will use its best efforts to (a) allocate the Plant capacity to give priority to its commitments hereunder; and (b) help MERISANT locate alternative suppliers to provide Product and Packaged Product during the period of force majeure.

ARTICLE 15 - NOTICES

15.1 Any notices or correspondence required to be delivered hereunder shall be in writing and sent by certified or registered mail, postage prepaid, or by facsimile transmission, and shall be addressed as follows:

If to KRUGER:          KRUGER GmbH & Co.
                       Bergisch Gladbach, Germany
                       Facsimile:

If to MERISANT:        MERISANT COMPANY
                       800 North Lindbergh Boulevard (F2EG)
                       St. Louis, Missouri 63167
                       Attn.: General Counsel
                       Facsimile: 314-694-5926


                       With a copy to:

                       MERISANT US, INC.

                       Merchandise Mart
                       Suite 900
                       200 World Trade Center
                       Chicago, Illinois 60654
                       Attention: Vice President -- Manufacturing

     or to such other address as the parties may from time to time designate. Such notices shall be deemed effective upon actual receipt thereof.

ARTICLE 16 - RELATIONSHIP OF PARTIES

16.1 The parties hereto shall at all times be independent contractors, and neither shall have the right to act as the agent of the other in any respect. This Agreement shall in no way constitute or give rise to a partnership, agency or joint venture between the parties. All personnel employed in connection with the production of Product pursuant to this Agreement are to be employees, whether permanent or temporary, of KRUGER, except personnel having concluded written employment agreements with MERISANT.

ARTICLE 17 - CAPTIONS

17.1 The captions to this Agreement have been prepared and inserted for ease of reference only and shall not be construed as limiting, defining or affecting the substantive terms of this Agreement.

ARTICLE 18 - NON-WAIVER

18.1 The failure of either party to exercise promptly any right granted hereunder or to require strict performance of any obligation of such other party hereunder, and any course of dealing, shall not be deemed to have waived such right or have the right to demand subsequent performance of any and all such obligations by the other party.

ARTICLE 19 - REMEDIES

19.1 All remedies specified herein shall be cumulative in addition to all other or further remedies provided in law or in equity.

ARTICLE 20 - ASSIGNMENT

20.1 KRUGER shall not be allowed to assign this Agreement, or any portion thereof, except the right to receive payments, to any party for any reason whatsoever without the prior written consent of MER1SANT. MERISANT shall have the right to assign this Agreement to (i) any affiliate, (ii) in connection with any business reorganization or combination or (iii) any entity acquiring all or substantially all of the assets, stock or business of MERISANT, without obtaining the consent of KRUGER.

ARTICLE 21 - CONTROLLING LAW

21.1 The validity, interpretation and performance of this Agreement shall be governed by the laws of Germany.

ARTICLE 22 - DISPUTE RESOLUTION

22.1 In the event of a dispute arising under this Agreement, a party may request a meeting between designated senior officials of MERISANT and KRUGER in order to resolve such dispute. In the case it is not settled amicably within two (2) months from the date when a party shall have asked for the organization of such meeting, the dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "ICC"). The Arbitration shall be held in Paris. The arbitration proceedings shall be conducted, and the award shall be rendered in the English language. However, documentary exhibits in the French language shall be admissible without an English translation thereof. There shall be three arbitrators of whom each Party shall select one in accordance with the Rules. The two (2) arbitrators thus appointed shall select the third arbitrator to act as Chair of the tribunal within thirty (30) days of the selection of the second arbitrator. If any arbitrator is not appointed/has not been appointed within the time limits specified herein or in the Rules, such appointment shall be made by the ICC upon the written request of either party in accordance with the Rules.

ARTICLE 23 - SEVERABILITY

23.1 If any portion of this Agreement shall be deemed to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent permitted by law.

ARTICLE 24 - ENTIRE AGREEMENT

24.1 This Agreement, including the Exhibits attached hereto, embody the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions or obligations other than those contained herein. No modification of this Agreement or any of its terms shall be effective unless in writing and executed by the duly authorized representatives of the parties except that the Product Manual may be amended by MERISANT. All sales of Product by KRUGER to MERISANT will be in accordance with the terms and conditions of this Agreement. Any conflict between the terms and conditions in this instrument and any MERISANT acknowledgments or order forms (including, but not limited to, the Purchase Order and Production Schedule) if any, shall be controlled by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Manufacturing Agreement as of the day and year first above written.

 KRUGER GMBH & CO.                              MERISANT COMPANY


By:      /s/ Illegible                          By:      Carl Warschausky
       -----------------------------                   -------------------------
Title:   Managing Director                      Title:   Chief Financial Officer
       -----------------------------                   -------------------------

     The undersigned hereby consents to the foregoing Amendment and Restatement of the Prior Agreement.

                                                MERISANT US, INC.


                                                By:      /s/ Illegible
                                                       -------------------------

                                                Title:   President
                                                       -------------------------